[LETTERHEAD OF BROCKER TECHNOLOGY GROUP]


            Brocker and Rotary Launch Unique Fund-Raising Initiative

AUCKLAND, New Zealand - January 26, 2001. Brocker Online Telecommunications, a division of Brocker Technology Group (Nasdaq: BTGL, TSE: BKI), is partnering with Rotary International (New Zealand) to help launch the biggest fund-raising initiative in its history, which Rotary anticipates will ultimately generate in excess of $100,000 per month in funds for its clubs, nationwide. Brocker Online Telecommunications developed the fund-raising concept and the software to support it.

Under the terms of an agreement being finalized between Brocker and the six New Zealand districts of Rotary International, Brocker will provide a comprehensive range of services to Rotary members and associates. These will initially include fixed line toll calls, cellular phones and value-added telephony services, such as Bloodhound (Brocker's one number communication and unified messaging system), pre-paid phone cards and IVR (interactive voice response) solutions. Later, these services will be expanded to include internet services and power supply.

"For some time Rotary has been looking for a product, or group of products and services, that could be used as a fund-raising vehicle and, at the same time, be the catalyst to combine the six New Zealand districts in a single ongoing project," said Jed Grylls, General Manager of Brocker Online Telecommunications and a Rotarian himself. "Telecommunications and power supply were identified as services used by all Rotary members and their associates, so it's exciting that Brocker is able to combine them in this innovative and comprehensive package."

Brocker will provide Rotary members with these telecommunications services at extremely competitive prices, equivalent in most cases to the best rates in the market. Brocker's ability to purchase these services at a significant discount enables Brocker to generate a healthy return, as well as pass an attractive margin back to the Rotary clubs each time a participating member makes a phone call or uses another of these offerings.

"Closed user groups like Rotary can exploit the strength of their total membership," said Brocker President and CEO, Michael Ridgway. "Brocker's innovative telecommunications services give them the means to build significant revenue, at no cost or inconvenience to them or their members. Naturally we see tremendous opportunities to take this concept to other organizations and larger offshore markets."

To encourage use, participation has been made very easy. To subscribe for the Fixed Lines Tolls service, all Rotarians have to do is sign an application form and supply their phone number. Members are encouraged to sign up as many family members, friends, colleagues and businesses as possible, because more participants generate more revenues for members' clubs.

Brocker has developed the software that administers the distribution of funds to the Rotary clubs and their corresponding districts. This software generates monthly reports to track individual club and members' performance.

Already interest for the scheme has been generated in Australia where the NZ model will be closely monitored.


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About Rotary International

Rotary International is a volunteer organization dedicated to community service. Members create and assist with community projects funded by initiatives undertaken by each Rotary club. There are approximately 1.2 million Rotarians worldwide, members of more than 29,000 clubs in 163 countries. In New Zealand Rotary International has 10,495 members operating out of 199 clubs throughout the country.

About Brocker's Online Telecommunications division

Brocker Technology Group Ltd. (http://www.brockergroup.com) is a global innovator in business-to-business communications focusing on application development, consulting services, online services, and vendor services (Brocker's original technology distribution and service business).

Brocker's Online Services division includes Brocker Online Telecommunications which delivers advanced phone call applications for the business and consumer markets. Operating in New Zealand initially, Brocker Online Telecom plans to expand into other regions with telecommunications services including pre-paid and post-paid cellular services, long distance calling services and phone cards. Brocker owns unique intellectual property that will support the rapid creation of new telecommunication services.



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1995:  The statements  contained in this release which are not historical  facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.


COMPANY CONTACT:

Nigel Murphy
Marketing Communications Manager
Brocker Technology Group
Tel: +649 374 2040
Email: nmurphy@brocker.co.nz